Exhibit 3.2

FIRST AMENDMENT TO THE

SECOND AMENDED AND RESTATED BYLAWS

OF

CAPITAL SENIOR LIVING CORPORATION

(Effective as of November 15, 2021)

1.

The Second Amended and Restated Bylaws (the “Bylaws”) of Capital Senior Living Corporation, a Delaware corporation, are hereby amended by replacing all references in the Bylaws to “Capital Senior Living Corporation” with “Sonida Senior Living, Inc.”

2.

Except as set forth in this Amendment, all other provisions, terms and conditions in the Bylaws will remain in full force and effect. From and after date of this Amendment, any references to the Bylaws in the Bylaws and any other agreements or instruments will be deemed to refer to the Bylaws as amended pursuant to this Amendment.

IN WITNESS WHEREOF, the undersigned Secretary of Capital Senior Living Corporation certifies that the foregoing amendment to the Bylaws was duly adopted by the Board of Directors of Capital Senior Living Corporation.

CAPITAL SENIOR LIVING CORPORATION

By:	/s/ David R. Brickman
Name:	David R. Brickman
Title:	Senior Vice President, Secretary and General Counsel